Exhibit 10.14

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between bluebird bio, Inc., a Delaware corporation (the “Company”), and Mitchell Finer (the “Executive”) and is made effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”), provided the IPO is consummated prior to December 31, 2013 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered in an offer letter agreement, dated February 23, 2011, as amended on July 28, 2011 (the “Offer Letter”), which the Company and the Executive intend to replace with this Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of Section 3 (the “Term”).

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Science Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company (the “CEO”) or other authorized executive, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall report to the CEO. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $306,000. The Executive’s base salary shall be redetermined annually by the Board or the Compensation Committee. The annual base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be 35 percent (35%) of his Base Salary. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Vacations. During the Term, the Executive shall be entitled to accrue paid vacation in accordance with the Company’s applicable policy.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s dishonest statements or acts with respect to the Company, any affiliate of the Company or any of the Company’s current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Executive’s commission of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Executive’s failure to perform his assigned duties to the reasonable satisfaction of the Company, which failure continues, in the reasonable judgment of the Company, after written notice given to the Executive by the Company; (iv) the Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Executive’s violation of any provision of any agreement(s) between the Executive and the Company relating to noncompetition, nondisclosure and/or assignment of inventions.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s express written consent: (i) a material diminution in the Executive’s responsibilities, authority and function; (ii) a material reduction in the Executive’s Base Salary except pursuant to a salary reduction program affecting substantially all of the employees of the Company, provided, that it does not adversely affect the Executive to a greater extent than other similarly situated employees and, provided further, that any reduction in the Executive’s Base Salary of more than ten percent (10%) shall constitute Good Reason; (iii) a material change of more than 30 miles in the geographic location at which the Executive must perform services for the Company (except for required travel on Company business to an extent substantially consistent with the Executive’s usual business travel obligations); or (iv) the material breach by the Company of the Company’s equity incentive plan or the stock option agreements governing certain stock options granted to the Executive (as described in the Offer Letter) or any other material agreement between the Executive and the Company, if any, concerning the terms and conditions of the Executive’s employment, benefits or compensation. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 30 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, (A) in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement, and (B) in the event that the Company terminates the Executive’s employment without Cause under Section 3(d), the Company may unilaterally accelerate the Date of Termination to any earlier effective date provided that the Company continues to pay the Executive the Base Salary for the 30-day period immediately following the date on which a Notice of Termination is given to the Executive.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i) the Company shall pay the Executive an amount equal to one times the Executive’s Base Salary the “Severance Amount”); and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iii) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(iv) The receipt of any severance payments or benefits pursuant to Section 4 will be subject to Executive not violating the Restrictive Covenant Agreement referenced in Section 7 of this Agreement and attached hereto as Exhibit A, the terms of which are hereby incorporated by reference. In the event Executive breaches the Restrictive Covenant Agreement, in addition to all other legal and equitable remedies, the Company shall have the right to terminate or suspend all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 4 without affecting the Executive’s release or Executive’s obligations under the Separation Agreement and Release.

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination,

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to one times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Incentive Compensation. For purposes of this Agreement, “Target Incentive Compensation” shall mean the Executive’s target annual incentive compensation as set forth in Section 2(b); and

(ii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards granted to the Executive after the date of this Agreement shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination. The treatment of stock options and other stock-based awards held by the Executive as of the date of this Agreement shall be governed by the terms of the applicable option agreement or other stock-based award agreement; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii) The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean “Sale Event,” as such term is defined in the Company’s 2013 Stock Option and Incentive Plan.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section

409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation. The Executive agrees to terms of the Assignment of Invention, Nondisclosure and Noncompetition Agreement (“Restrictive Covenant Agreement”) attached hereto as Exhibit A, the terms of which are hereby incorporated by reference as material terms of this Agreement.

8. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

12. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BLUEBIRD BIO, INC.

By:	/s/ Nick Leschly
Its:	President and Chief Executive Officer

/s/ Mitchell Finer
Mitchell Finer

Exhibit A

Restrictive Covenant Agreement

EXHIBIT A

bluebird bio, Inc.

Form of Assignment of Invention, Nondisclosure and Noncompetition Agreement

In consideration and as a material condition of my employment by bluebird bio, Inc. (along with its subsidiaries and affiliates the “Company”), I agree as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs which the Company has not released to the general public (collectively, “Proprietary Information”) is and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than in connection with the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3. Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such of those agreements as to which I have knowledge in the event I have access to such proprietary information.

4. Commitment to Company; Avoidance of Conflict of Interest. Subject to the express terms of my employment agreement with the Company, while an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship related to the business of the Company (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my employment. I acknowledge that all work performed by me for the Company is on a “work for hire” basis, and I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments made, conceived or reduced to practice by me (alone or jointly with others) that (a) relate to the business of the Company or any customer of or supplier to the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during my employment; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or who was employed or engaged by the Company within six months of any attempt to hire such person. I acknowledge and agree that if I violate any of the provisions of this paragraph 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s). For purposes of this Agreement, a “prospective customer” means any potential customer of the Company which I knew or reasonably should have known that the Company was actively soliciting (other than through a general campaign) or actively considered soliciting (other than through a general campaign) at any time within the twelve (12) calendar months prior to the last day of my employment.

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9. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, I agree that I am obligated to pay all the Company’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

11. Use of Voice, Image and Likeness. I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

12. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

13. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

14. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred or successor who assumes my employment agreement with the Company without the necessity that this Agreement be resigned at the time of such transfer or assumption.

15. Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

16. Disclosure to Future Employers. During the Restricted Period, I will provide a copy of this Agreement to any prospective employer, partner or coventurer prior to entering into an employment, partnership or other business relationship with such person or entity.

17. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

18. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:

Type or print name:

Date:

EXHIBIT A

To:	bluebird bio, Inc.

From:

Date:

SUBJECT:         Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: